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                                                                    EXHIBIT 99.1


DATE: May 28, 2003

FROM:                                 FOR:
Padilla Speer Beardsley Inc.          Tower Automotive, Inc.
1101 West River Parkway               5211 Cascade Road S.E., Suite 300
Minneapolis, Minnesota 55415          Grand Rapids, Michigan 49546

Tony Carideo (612) 455-1720           Media:  Bev Pierce (616) 802-1630
                                      Financial:  David Tuit (616) 802-1591

FOR IMMEDIATE RELEASE

TOWER AUTOMOTIVE ANNOUNCES SENIOR NOTES OFFERING

         GRAND RAPIDS, Mich., May 28 --Tower Automotive, Inc. (NYSE: TWR) today announced that, subject to market and other conditions, it intends to offer an aggregate of approximately $250 million of senior notes due 2013 though its wholly owned subsidiary, R.J. Tower Corporation, in an unregistered offering pursuant to Rule 144A and Regulation S under the Securities Act of 1933. Tower Automotive intends to use the net proceeds from the offering to repay amounts outstanding under its senior credit facility, to pay related fees and expenses and for general corporate purposes.
         The senior notes will not be registered under the Securities Act of 1933 or the securities laws of any state, and may not be offered or sold in the United States or outside the United States absent registration or an applicable exemption from registration requirements under the Securities Act and any applicable state securities laws. Tower Automotive intends to offer to exchange the unregistered senior notes for substantially identical registered senior notes following the completion of the offering.
         This news release does not constitute an offer to sell or the solicitation of an offer to buy any security and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offering would be unlawful.
         This news release contains forward-looking statements concerning Tower Automotive's proposed offering and subsequent exchange offer. The terms of, and Tower Automotive's ability to complete, such transactions will depend upon prevailing market conditions and other factors. The forward-looking statements are subject to these and other risks and uncertainties that could cause actual results to differ materially from future results expressed or implied by such forward-looking statements.